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                                                                      EXHIBIT 21


              SUBSIDIARIES OF DELPHI AUTOMOTIVE SYSTEMS CORPORATION



SUBSIDIARY                                           JURISDICTION OF FORMATION


Delphi Automotive Systems LLC                        Delaware

Delphi Automotive Systems (Holding), Inc.            Deleware

Delco Electronics Corporation                        Delaware